Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of The Gladstone Companies, Inc. of our report dated August 31, 2022, except for Note 9 as to which the date is January 12, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of Global System Dynamics, Inc. (formerly Gladstone Acquisition Corporation), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Houston, Texas

March 27, 2023